Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statement on Form S-4 of Penn Virginia Corporation of our report dated March 25, 2013, relating to our audit of the Statement of Revenues and Direct Operating Expenses of the Eagle Ford Properties for the year ended December 31, 2012, which report is included in the Current Report on Form 8-K of Penn Virginia Corporation dated April 29, 2013. We also consent to the reference to our firm under the caption “Experts” in such registration statement.

Hein & Associates LLP

Dallas, Texas

June 20, 2013